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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING           SEC FILE NUMBER
                                                                     333-84835
                                                                 ---------------

(CHECK ONE):  / / Form 10-K  / / Form 20-F  / / Form 11-K  /x/ Form 10-Q
             / / Form N-SAR



            for Period Ended:  June 30, 2000
                              ---------------
            / / Transition Report on Form 10-K
            / / Transition Report on Form 20-K
            / / Transition Report on Form 11-K
            / / Transition Report on Form 10-Q
            / / Transition Report on Form N-SAR
            For the Transition Period Ended: ___________________________



PART I - REGISTRANT INFORMATION

  ANTEON CORPORATION
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Full Name of Registrant


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Former Name if Applicable


  3211 JERMANTOWN ROAD
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Address of Principal Executive Office (STREET AND NUMBER)


 FAIRFAX, VA 22030-2801
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   /X/    (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

   /X/    (b)     The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; and

   / /    (c)     The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached, if applicable.


PART III - NARRATIVE

      State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

      The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 cannot be filed within the prescribed time period due to delays in

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finalizing a third party report valuing intangible assets relating to its recent acquisition of Analysis & Technology, Inc. in June 1999. The Form 10-Q will be filed as soon as reasonably practicable and in no event later than the fifth calendar day following the prescribed due date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      CARLTON B. CRENSHAW                       (703)            246-0356
      -----------------------------------     ----------    ------------------
        (Name)                               (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer
      is no, identify report(s).                          /X/ Yes    / / No

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(3)   It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                                            /X/ Yes    / / No


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                                  ANTEON CORPORATION
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                      (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized


Date   August 14, 2000              By /s/ Carlton B. Crenshaw
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                                       Carlton B. Crenshaw
                                       Senior Vice President of Finance
                                       and Administrative and Chief
                                       Financial Officer